EXHIBIT 10.15

STAGE STORES, INC.

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made effective as of the ___ day of _______________, 20___ (the "Effective Date"), by and between STAGE STORES, INC., a Nevada corporation (hereinafter called the "Company"), and _______________, an employee of the Company, its subsidiaries or its affiliates (hereinafter called the "Employee").

WHEREAS, the Board of Directors of the Company (the "Board") has adopted the Stage Stores, Inc. Second Amended and Restated 2008 Equity Incentive Plan (the "Plan"), as it may be amended from time to time; and

WHEREAS, the Company considers it desirable and in the Company's best interests that the Employee be given an opportunity to acquire Common Shares in furtherance of the Plan to provide incentive for the Employee to remain an employee of the Company, its subsidiaries or its affiliates and to promote the growth, earnings and success of the Company.

WHEREAS, the Company is providing the Employee with the benefits set forth in this Agreement as and in consideration for the Employee’s covenants and obligations set forth in Section 7 of his Employment Agreement with the Company (the “Employment Agreement”).

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1.           GRANT OF RESTRICTED STOCK.  For good and valuable consideration, including the Employee’s covenants and obligations set forth in Section 7 of the Employment Agreement, the Company hereby grants to the Employee as of the Effective Date a restricted stock award of Thirty Three Thousand Three Hundred Thirty Three (33,333) shares (the “Restricted Stock Award”) of the Company’s authorized voting common stock, par value $0.01 (the “Common Shares”), pursuant to the terms and conditions contained herein and the terms and conditions of the Plan.

2.           VESTING. Except as otherwise set forth in this Agreement, the Restricted Stock Award shall vest according to the following schedule:
Period from Date of Grant	Cumulative Percentage of Restricted Stock Award Which Shall Vest
1 year	25%
2 years	50%
3 years	75%
4 years	100%

3.           SHAREHOLDER RIGHTS.  The Restricted Stock Award that has not vested will be held in book name by the Company.  Subject to the terms of this Agreement, the Employee shall have all rights of a shareholder with respect to the Restricted Stock Award that has not vested, including the right to vote and receive dividends, if any, on the unvested portion of the Restricted Stock Award.

4.           DEATH OF EMPLOYEE.  If the Employee’s employment with the Company is terminated due to death, the Restricted Stock Award will immediately vest.

5.           DISABILITY OF EMPLOYEE.  If the Employee’s employment with the Company is terminated due to disability, the Restricted Stock Award will immediately vest.  For the purposes of this Agreement, the Employee shall be deemed to have terminated his  employment by the Company by reason of disability, if the Committee shall determine that the physical or mental condition of the Employee by reason of which his employment terminated was such at that time as would entitle him to payment of monthly disability benefits under any Company disability plan.  If the Employee is not eligible for benefits under any disability plan of the Company, he shall be deemed to have terminated his  employment by reason of disability if the Committee shall determine that his physical or mental condition would entitle him to benefits under any Company disability plan if he were eligible therefor.

6.          RETIREMENT OF EMPLOYEE.  If the Employee’s employment with the Company is terminated due to retirement (as determined by the Board), the Restricted Stock Award will immediately vest.

7.           CHANGE IN CONTROL.  In the event of a Change in Control, the Restricted Stock Award will immediately vest and the Common Shares will be payable to the Employee within thirty days of the Change of Control.  For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred:

(a)           on such date within the 12-month period following the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that represents twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities (the “Trigger Date”), that a majority of the individuals who, as of the Trigger Date, constitute the Board (the “Incumbent Board”) are replaced by new members whose appointment or election is not endorsed by a majority of the members of the Incumbent Board before the date of such appointment or election;

(b)           as of the date that any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires ownership of stock that, together with stock held by such person or group, constitutes more than 50% of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a Change in Control; or

(c)           the date any one person, or more than one person acting as a group (as defined in §1.409A-3(i)(5)(v)(B) of the Treasury Regulations), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons)

all, or substantially all, of the assets of the Company, except for any sale, lease exchange or transfer resulting from any action taken by any creditor of the Company in enforcing its rights or remedies against any assets of the Company in which such creditor holds a security interest.  Provided further, a transfer of assets by the Company shall not be treated as a Change in Control if the assets are transferred to:

(i)           A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)           A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)           An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) herein.

For purposes of subsection (c) and except as otherwise provided in paragraph (i), a person’s status is determined immediately after the transfer of the assets.
    8.           OTHER TERMINATION OF EMPLOYMENT.  If the Employee leaves the Company for any reason other than death, disability or retirement before vesting, the unvested portion of the Restricted Stock Award shall be forfeited.

    9.           NON-COMPETITION OBLIGATION. The Employee acknowledges and agrees that any breach of the terms and provisions of Section 7 of the Employment Agreement will result in the forfeiture of any vested stock and any benefits provided him by this Agreement.

    10.           ISSUANCE OF COMMON SHARES.

(a)           Upon each vesting of the Restricted Stock Award without forfeiture, the Company shall cause a certificate or certificates to be issued to the Employee for the number of Common Shares under the Restricted Stock Award.  Common Shares issued pursuant to this Agreement which have not been registered with the Securities and Exchange Commission shall bear substantially the following legend:

The Securities represented by this Certificate have not been registered under the United States Securities Act of 1933 (the "Act") and are “restricted securities” as that term is defined in Rule 144 under the Act.  The Securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

(b)           The Company shall not be required to transfer or deliver any certificate or certificates for Common Shares under this Agreement:  (i) until after compliance with all then applicable requirements of law; and (ii) prior to admission of the Common Shares to listing on any stock exchange on which the Common Shares may then be listed.  In no event shall the Company be required to issue fractional shares to the Employee or his or her successor.

11.           GENERAL RESTRICTIONS.  The grant of the Restricted Stock Award under this Agreement shall be subject to the requirement that, if at any time the Board shall determine that (i) the listing, registration or qualification of the shares of Common Shares subject or related thereto upon any securities exchange or under any state or Federal law, (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Employee with respect to the disposition of Common Shares is necessary or desirable as a condition of, or in connection with, the issuance of Common Shares thereunder, then the issuance of the Common Shares may not be consummated in whole or in part unless the listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.

12.           ASSIGNMENT.  The rights under this Agreement shall not be assignable or transferable by the Employee, except by will or by the laws of descent and distribution.  Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the rights under this Agreement contrary to the provisions hereof shall be null and void and without effect.

13.           WITHHOLDING TAXES.  Whenever the Company proposes or is required to issue or transfer Common Shares under this Agreement, the Company shall have the right to require the Employee to remit to the Company an amount sufficient to satisfy any Federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for the Common Shares.  Alternatively, the Company may issue or transfer the Common Shares net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the Common Shares shall be valued on the date the withholding obligation is incurred.

14.           RIGHT TO TERMINATE EMPLOYMENT.  Nothing in this Agreement shall confer upon the Employee the right to continue in the employment of the Company, its subsidiaries or its affiliates or affect any right which the Company, its subsidiaries or its affiliates may have to terminate the employment of the Employee.

15.           ADJUSTMENTS.  In the event of any change in the outstanding common stock of the Company by reason of stock splits, reverse stock splits, stock dividends or distributions, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or the like, the Board shall make an equitable adjustment to the number of Common Shares issuable under this Agreement, and take any and all other actions deemed appropriate by the Board.

16.           STOCK RESERVED.  The Company shall at all times during the term of this Agreement reserve and keep available the number of Common Shares necessary and sufficient to satisfy the terms of this Agreement.

17.           SEVERABILITY.  Every part, term or provision of this Agreement is severable from the others.  Notwithstanding any possible future finding by a duly constituted authority that a particular part, term or provision is invalid, void or unenforceable, this Agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

18.           NOTICE.  Any notice to be delivered under this Agreement shall be given in writing and delivered, personally or by certified mail, postage prepaid, addressed to the Company or the Employee at their last known address.

19.           GOVERNING LAW.  This Agreement shall be construed in accordance with and governed by the applicable Federal law and, to the extent otherwise applicable, the laws of the State of Texas.

20.           HEADINGS.  The headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions of this Agreement.

21.           BINDING EFFECT.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

22.           INCORPORATION OF PLAN.  The Restricted Stock Award is granted pursuant to the terms of the Plan, which is incorporated herein by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan.  If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

23.           MODIFICATION.  This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Internal Revenue Code, as amended (the “Code”).  The Company may change or modify the terms of this Agreement without the Employee’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.  Notwithstanding the previous sentence, the Company may also amend the Plan or this Agreement or revoke the Restricted Stock Award to the extent permitted by the Plan.

IN WITNESS WHEREOF, the parties hereto have caused this Restricted Stock Award Agreement to be executed as of the Effective Date.

"COMPANY"	STAGE STORES, INC.,
"EMPLOYEE"
By: ______________________________________
Name: ____________________________________
Title:  _____________________________________

_________________________________________
_______________________________, an individual